Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Vertex Pharmaceuticals Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
	Debt	Debt securities	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
	Other	Subscription rights	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
	Other	Purchase contracts	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
	Other	Purchase units	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)

Omitted pursuant to Form S-3 General Instruction II.E. We are registering an indeterminate number of shares of common stock or preferred stock and amount of debt securities as may be issued upon conversion, exchange or exercise, as applicable, of any preferred stock, debt securities, warrants or subscription rights or settlement of any purchase contracts or purchase units, including such shares of common stock or preferred stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering.

(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.